Exhibit 99.1

News Release

Media Contacts:
Mark Brender	Amy Shanks
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562 brender.mark@geoeye.com	(303) 298-8470 ext. 273 ashanks@legrandhart.com
GeoEye Appoints Martin C. Faga to Board of Directors
DULLES, Va., Aug. 3, 2006 — GeoEye (OTCPK: ORBM), the world’s largest commercial satellite imaging company, announced today the appointment of Martin C. Faga to the Board of Directors. Mr. Faga served as MITRE’s president and chief executive officer from May 2000 until June 2006 and remains as a member of the Board of Trustees. While at MITRE he directed the operation of three Federally Funded Research and Development Centers for the Department of Defense, the Federal Aviation Administration and the Internal Revenue Service.
Lt. Gen. (Ret.) James A. Abrahamson, GeoEye’s director and chairman of the Board commented, “Mr. Faga’s distinguished career and exemplary credentials are the primary factors the Board selected him as a director. Not only has he been a leader in the civilian and military arenas, but Marty has also demonstrated dedication and leadership in his public servant and government advisory roles.”
“We are delighted that Mr. Faga has joined our Board,” said Matthew O’Connell, GeoEye’s chief executive officer, president and director. “Marty has been a pioneer in the defense and intelligence communities and has paved the way for early adoption of commercial satellite imagery by the Department of Defense and the Intelligence Community. His extensive experience and counsel will be invaluable to me and our Board.”
Highlights of Mr. Faga’s career include assistant secretary of the Air Force for Space, director of the National Reconnaissance Office and an engineer at the Central Intelligence Agency. He served as a staff member of the Permanent Select Committee on Intelligence of the House of Representatives. Mr. Faga has been awarded numerous Distinguished Service Medals and in 2004 the Intelligence Community Seal Medallion. He is a fellow of the National Academy of Public Administration and a member of the Board of Directors of the Association of Former Intelligence Officers. Mr. Faga has also been appointed by President Bush to the President’s Foreign Intelligence Advisory and Public Interest Declassification Boards.
About GeoEye
Headquartered in Dulles, Va., GeoEye is the world’s largest commercial satellite imagery company, delivering the highest-quality, most accurate imagery and products to better map, measure, monitor and manage the world. GeoEye was formed as a result of ORBIMAGE’s acquisition of Space Imaging in January 2006. The company is the premier provider of geospatial data, information and value-added products for the national security community, strategic partners, resellers and commercial customers. GeoEye operates a constellation of three Earth imaging satellites — OrbView-2, OrbView-3 and IKONOS — and possesses an international network of more than a dozen regional ground stations, a robust image archive, and advanced geospatial imagery processing capabilities that are unmatched in the satellite imagery industry. Its products are the cornerstone of the remote-sensing industry enabling a wide array of applications including intelligence gathering for national security and defense, mapping, local government planning, and natural resources and environmental monitoring. The company maintains a comprehensive Quality Management System (QMS) and has achieved corporate-wide ISO accreditation. For more information, visit www.geoeye.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. ORBIMAGE’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Vice President, General Counsel and Corporate Secretary, at 703-480-5672.
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